Exhibit 99.1

Investor Contact Information:

Anthony V. Cosentino

Executive Vice President and

Chief Financial Officer

Tony.Cosentino@YourStateBank.com

SB Financial Group, Inc. Announces Second-Quarter and Six-Month 2015 Results

60% year-over-year earnings growth and asset quality improvement

DEFIANCE, Ohio, July 27, 2015 -- SB Financial Group, Inc. (NASDAQ: SBFG) (“SB Financial” or the “Company”), a diversified financial services company providing full-service community banking, mortgage banking, wealth management and item processing services, today reported earnings for the second quarter and six months ended June 30, 2015.

Second-quarter 2015 highlights include:

●	Net income of $2.0 million for the second quarter represented a 59.8 percent increase over the prior year second quarter

●	Return on average assets of 1.11 percent, up from 0.76 percent in the 2014 second quarter

●	Loan growth up $16.3 million, or 3.2 percent, from the prior year

●	Fully tax equivalent (FTE) revenue up 19.2 percent from the prior year

●	Net interest margin (FTE) of 3.76 percent for the quarter was up 16 basis points from the prior year

●	Asset quality remained strong for the quarter, with the nonperforming asset ratio at 0.76 percent at June 30, 2015

●	Mortgage origination volume of $93.6 million, up $27.0 million, or 40.6 percent from the prior year

●	Positive operating leverage for the Company, as expenses were up 2.9 percent from the prior year

Highlights*	Three Months Ended			Six Months Ended
($000’s except ratios and share data)	Jun. 2015	Jun. 2014	%Change	Jun. 2015	Jun. 2014	% Change
Operating revenue (FTE)	$10,301	$8,642	19.2%	$19,522	$16,124	21.1%
Interest income (FTE)	6,509	6,255	4.1	12,777	12,094	5.7
Interest expense	651	908	(28.3)	1,294	1,824	(29.1)
Net interest income (FTE)	5,858	5,347	9.6	11,483	10,270	11.8
Noninterest income	4,443	3,295	34.8	8,039	5,854	37.3
Noninterest expense	6,818	6,627	2.9	13,462	12,705	6.0
Net income available to common	1,747	1,245	40.3	3,018	2,225	35.6
Earnings per diluted share	0.31	0.25	24.0	0.54	0.46	17.4
Net interest margin (FTE)	3.76%	3.60%	4.4	3.74%	3.51%	6.6
Return on assets	1.11%	0.76%	46.1	0.98%	0.68%	44.1
Return on equity	10.26%	8.55%	20.0	9.05%	7.72%	17.2

*	Consolidated earnings for SB Financial include the results of the Company’s Banking Group, consisting primarily of The State Bank and Trust Company (“State Bank” or the “Bank”), and the Company’s data services subsidiary, Rurbanc Data Services, Inc. (dba RDSI Banking Systems) (“RDSI”).

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“Our financial performance was strong in the second quarter,” said Mark Klein, Chairman, President and Chief Executive Officer of SB Financial. “We had robust mortgage and Small Business Administration (SBA) origination volume this quarter, which increased revenue more than 19 percent from the prior year.” Klein continued, “In addition to the strong revenue growth this quarter, expense growth was moderate and our asset quality metrics showed improvement.”

RESULTS OF OPERATIONS

Consolidated Revenue

Total revenue, consisting of net interest income on a fully tax equivalent (FTE) basis and noninterest income, was up 19.2 percent from the second quarter of 2014, and up 11.7 percent from the linked quarter.

●	Net interest income (FTE) was up 9.6 percent for the second quarter, and up 4.1 percent compared to the linked quarter.

●	Net interest margin (FTE) was up 16 basis points for the second quarter, and up 5 basis points from the linked quarter.

●	Net interest margin was impacted by the payoff of the fixed rate trust preferred securities late in the third quarter of 2014. For the second quarter, this early payoff increased margin by 18 basis points.

●	Noninterest income was up 34.8 percent for the second quarter, and up 23.6 percent from the linked quarter.

●	Total revenue (FTE), for the first six months of 2015 was $19.5 million compared to $16.1 million for the first six months of 2014, which is a 21.1 percent increase. The increase was due to higher mortgage volume and $0.37 million in higher SBA sale gains.

Mortgage Loan Business

Mortgage loan originations for the second quarter of 2015 were $93.6 million, up $27.0 million, or 40.6 percent, from the year-ago second quarter.

Net mortgage banking income, consisting of gains on the sale of mortgage loans and net loan servicing fees, was $2.29 million for the second quarter of 2015, compared to $1.37 million for the year-ago quarter. The mortgage servicing valuation adjustment for the second-quarter 2015 was a positive $0.27 million. The servicing valuation impairment ended the quarter at $0.22 million. The mortgage servicing portfolio at June 30, 2015, was $725.9 million, up $98.7 million, or 15.7 percent, from $627.2 million at June 30, 2014.

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Mr. Klein noted, “In addition to our 41 percent increase in mortgage originations from the prior year, our gain on sale metric was at the top end of our range at 1.44 percent. Our $2.3 million in total mortgage banking revenue was an increase of 68 percent from the prior year, driven by growth across our markets.”

Mortgage Banking ($000’s)
	Jun. 2015	Mar. 2015	Dec. 2014	Sep. 2014	Jun. 2014
Mortgage originations	$93,605	$74,955	$52,058	$67,502	$66,563
Mortgage sales	79,806	64,360	43,542	60,982	49,091
Mortgage servicing portfolio	725,899	687,361	665,710	649,669	627,215
Mortgage servicing rights	6,548	5,860	5,704	5,720	5,375

Mortgage servicing revenue:
Loan servicing fees	438	420	410	400	387
OMSR amortization	(219)	(282)	(174)	(175)	(147)
Net administrative fees	219	138	236	225	240
OMSR valuation adjustment	268	(80)	(193)	62	(83)
Net loan servicing fees	487	58	43	287	156
Gain on sale of mortgages	1,805	1,400	1,003	1,442	1,211
Mortgage banking revenue, net	$2,292	$1,458	$1,046	$1,729	$1,368

Fee Income and Noninterest Expense

SB Financial’s fee income includes revenue from a diverse group of services, such as wealth management, deposit fees and income from bank-owned life insurance. Wealth management assets under management stood at $324.6 million as of June 30, 2015. For the second quarter of 2015, fee income as a percentage of total revenue was 43.5 percent, up from the prior year level of 38.6 percent.

For the second quarter of 2015, noninterest expense (NIE) was up $0.2 million, or 2.9 percent, compared to the second quarter of 2014. Compared to the linked quarter, NIE was up $0.2 million or 2.6 percent. The growth in expenses resulted from increased mortgage and SBA commissions and higher compensation related to merit increases.

Mr. Klein stated, “Fee income took another step forward this quarter, as significant SBA volume added to our strong mortgage performance. Fee income for the quarter was 43.5 percent of revenue, well above our 40 percent target level.”

Fee Income / Noninterest Expense
($000’s)	Jun. 2015	Mar. 2015	Dec. 2014	Sep. 2014	Jun. 2014
Fee Income	$4,443	$3,596	$3,164	$3,809	$3,295
Fee Income / Total Revenue	43.5%	39.4%	36.5%	41.6%	38.6%
Fee Income / Average Assets	2.5%	2.0%	1.8%	2.3%	2.0%

Noninterest Expense	$6,818	$6,644	$6,364	$6,888	$6,627
Efficiency Ratio	66.3%	72.2%	72.8%	74.6%	76.0%
NIE / Average Assets	3.8%	3.7%	3.7%	4.1%	4.0%

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Balance Sheet

Total assets as of June 30, 2015, were $707.2 million, up 6.7 percent from a year ago. Total equity as of June 30, 2015, was $78.1 million, up 32.4 percent from a year ago. Equity balances included the net impact of the capital raise completed in the fourth quarter of 2014, which added $14.0 million to total equity through the public offering of depository shares, each representing a 1/100th interest in the 6.50 percent Noncumulative Convertible Preferred Shares, Series A.

Total loans held for investment were $522.4 million at June 30, 2015, up $16.3 million, or 3.2 percent, from June 30, 2014. Residential real estate loans accounted for the majority of growth, up $11.9 million, or 11.3 percent. Commercial real estate and agricultural loans rose $8.9 million, or 4.1 percent, and $2.2 million, or 5.2 percent, respectively.

The investment portfolio, including Federal Reserve Bank and Federal Home Loan Bank stock, of $102.5 million represented 14.5 percent of assets at June 30, 2015, and was up 14.8 percent from a year ago. Deposit balances of $562.9 million at June 30, 2015, increased by $38.9 million, or 7.4 percent, since June 30, 2014. Growth from June 30, 2014, included $19.2 million in checking and $19.7 million in savings and time deposit balances.

Mr. Klein said, “After a soft first quarter performance related to loan growth, we saw improvement in closings and a strengthening pipeline this quarter. Nonperforming assets were down from the prior year by 13.0 percent, and our 76 basis point level of nonperforming assets is certainly in the top quartile of our peer group.”

Loan Portfolio ($000’s)	Jun. 2015	Mar. 2015	Dec. 2014	Sep. 2014	Jun. 2014	Variance YOY
Commercial	$83,571	$85,022	$88,329	$90,407	$92,424	$(8,853)
% of Total	16.0%	16.6%	17.1%	17.9%	18.3%	(9.6%)
Commercial RE	224,682	217,610	217,030	212,964	215,824	8,858
% of Total	43.0%	42.5%	42.0%	42.1%	42.6%	4.1%
Agriculture	45,724	44,266	46,217	44,162	43,475	2,249
% of Total	8.8%	8.7%	9.0%	8.7%	8.6%	5.2%
Residential RE	116,944	114,702	113,214	107,712	105,054	11,890
% of Total	22.4%	22.4%	21.9%	21.3%	20.8%	11.3%
Consumer & Other	51,482	50,184	51,546	50,679	49,350	2,132
% of Total	9.9%	9.8%	10.0%	10.0%	9.7%	4.3%

Total Loans	$522,403	$511,784	$516,336	$505,924	$506,127	$16,276
Total Growth Percentage						3.2%

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Deposit Bal. ($000’s)	Jun. 2015	Mar. 2015	Dec. 2014	Sep. 2014	Jun. 2014	Variance YOY
Non-Int DDA	$96,322	$96,638	$97,853	$90,261	$87,706	$8,616
% of Total	17.1%	16.7%	17.8%	16.9%	16.7%	9.8%
Interest DDA	127,362	133,145	121,043	119,805	116,765	10,597
% of Total	22.6%	23.0%	22.0%	22.4%	22.3%	9.1%
Savings	78,729	75,445	64,107	61,770	63,199	15,530
% of Total	14.0%	13.1%	11.6%	11.5%	12.1%	24.6%
Money Market	100,315	106,325	104,602	96,506	80,288	20,027
% of Total	17.8%	18.4%	19.0%	18.0%	15.3%	24.9%
Certificates	160,198	166,730	163,301	166,919	176,109	(15,911)
% of Total	28.5%	28.8%	29.6%	31.2%	33.6%	(9.0%)

Total Deposits	$562,926	$578,283	$550,906	$535,261	$524,067	$38,859
Total Growth Percentage						7.4%

Asset Quality

SB Financial continues to maintain top-quartile asset quality, reporting nonperforming assets of $5.4 million as of June 30, 2015, down $0.8 million, or 13.0 percent, from the year-ago quarter. Already trending better than key metrics of the peer group, SB Financial’s 0.76 percent of nonperforming assets to total assets remains in the top quartile. The coverage of problem loans by the loan loss allowance was 134.6 percent at June 30, 2015, up from the 115.8 percent at June 30, 2014.

Summary of Nonperforming Assets ($000’s)

Nonperforming Loan Category	Jun. 2015	Mar. 2015	Dec. 2014	Sep. 2014	Jun. 2014	Variance YOY
Commercial	$702	$1,413	$1,566	$1,397	$1,485	$(783)
% of Total Commercial loans	0.84%	1.66%	1.77%	1.55%	1.61%	(52.7%)
Commercial RE	2,023	1,932	2,092	616	699	1,324
% of Total CRE loans	0.90%	0.89%	0.96%	0.29%	0.32%	189.4%
Residential RE	772	967	992	1,015	1,534	(762)
% of Total Res. RE loans	0.66%	0.84%	0.88%	0.94%	1.46%	(49.7%)
Consumer & Other	112	138	137	174	288	(176)
% of Total Cons. & Other loans	0.22%	0.27%	0.27%	0.34%	0.58%	(51.1%)
Total Nonaccruing Loans	3,609	4,450	4,787	3,202	4,006	(397)
% of Total Loans	0.69%	0.87%	0.93%	0.63%	0.79%	(9.9%)
Accruing Restructured Loans	1,595	1,524	1,206	1,620	1,665
Total Nonaccruing & Restructured Loans	$5,204	$5,974	$5,993	$4,822	$5,671	$(467)
% of Total Loans	1.00%	1.17%	1.16%	0.95%	1.12%	(8.2%)
OREO & Repossessed Vehicles	180	207	285	540	516
Total Nonperforming Assets	$5,384	$6,181	$6,278	$5,362	$6,187	$(803)
% of Total Assets	0.76%	0.86%	0.92%	0.81%	0.93%	(13.0%)

Capitalization

Improving capital ratios remains an important focus of management. The tangible equity ratio improved by 35 basis points over the past year and stood at 6.9 percent as of June 30, 2015. Assuming full conversion of preferred shares, the tangible equity ratio improves to 8.9 percent. All bank and holding company regulatory ratios remain in excess of "well-capitalized" levels. At June 30, 2015, SB Financial’s Total Risk-Based Capital was estimated to be $77.8 million, with a ratio level of 14.4 percent.

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Webcast and Conference Call

The Company will hold a related conference call and webcast on July 28, 2015, at 2:00 p.m. EST. Interested parties may access the conference call by dialing 1-888-338-9469. The webcast can be accessed at http://www.yoursbfinancial.com/investorrelations.html. An audio replay of the call will be available on the SB Financial website.

About SB Financial Group

Headquartered in Defiance, Ohio, SB Financial is a diversified financial services holding company with two wholly-owned operating subsidiaries: State Bank and RDSI. State Bank provides a full range of financial services for consumers and small businesses, including wealth management, mortgage banking and commercial and agricultural lending, operating through 17 banking centers in eight northwestern Ohio counties and one center in Fort Wayne, Indiana, as well as two loan production offices located in Columbus, Ohio, and one in Angola, Indiana. RDSI provides item processing services to community banks located primarily in the Midwest. SB Financial’s common stock is listed on the NASDAQ Capital Market under the symbol “SBFG”.  SB Financial’s depository shares, each representing a 1/100th interest in the preferred shares, Series A are listed on the NASDAQ Capital Market under the symbol “SBFGP”.

In May 2015, SB Financial was ranked #163 on the American Banker Magazine’s list of Top 200 Publicly Traded Community Banks and Thrifts based on three-year average return on equity (“ROE”) as of December 31, 2014.

Forward-Looking Statements

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties inherent in the national and regional banking industry, changes in economic conditions in the market areas in which SB Financial and its subsidiaries operate, changes in policies by regulatory agencies, changes in accounting standards and policies, changes in tax laws, fluctuations in interest rates, demand for loans in the market areas in SB Financial and its subsidiaries operate, increases in FDIC insurance premiums, changes in the competitive environment, losses of significant customers, geopolitical events, the loss of key personnel and other risks identified in SB Financial’s Annual Report on Form 10-K and documents subsequently filed by SB Financial with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and SB Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, except as required by law. All subsequent written and oral forward-looking statements attributable to SB Financial or any person acting on its behalf are qualified by these cautionary statements.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this release contains certain non-GAAP financial measures. Management believes that providing certain non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends and financial position. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results.

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